MEMORANDUM OF UNDERSTANDING

The parties wish to now document the extent of their negotiations to this point in time and to enable each of them to progress with certainty towards the settlement of final contractual documents.

This Memorandum of Understanding is not of itself a contractual document.  The parties are not bound to its terms and conditions.

Mitchell Drilling Contractors Pty Ltd ACN 010 393 709 of 23 Limestone Street, Darra, Brisbane in the State of Queensland (“MDC”) is a company duly incorporated in Australia having expertise in exploration and production drilling for the recovery of gas, petroleum and other minerals. MDC is the owner of all of the intellectual property rights in a unique drilling system known as the “Dymaxion System”.

Pacific Asia China Energy Inc of  Suite 810 – 1708 Dolphin Ave., Kelowna, BC V1Y 9S4 , Canada (“PACE”) is a company duly incorporated in Canada and holding certain mineral exploration rights situated in China.

1.

MDC, or its nominee/s,  and PACE shall form a Joint Venture for the formation of a drilling contractor company and in so doing may use the Dymaxion System.

2.

The parties shall incorporate a company in the British Virgin Islands in which they shall hold equal shares.

3.

Each of MDC, or its nominee/s, and PACE shall have two directors on the board of the joint venture company to represent the interest of the parties.

4.

Subject to the parties further receiving advice as to the requirements for incorporation and conduct of contract drilling in China, they may form a company incorporated in China to conduct the business of the Joint Venture of which the British Virgin Islands registered company will be the shareholder.

5.

PACE shall acquire an exclusive license to use the intellectual property rights in the Dymaxion System for China and assign these rights to the joint venture in consideration of the issuance to MDC, or its nominee/s, of common shares of Pace having a value of AUS$2,000,000. Such value to be determined on the ten-day average trading price of the common shares.

6.

MDC will provide its ongoing technical expertise to the management of the joint venture and agrees not to compete with the joint venture for the provision of drilling services for coal bed methane projects in China.

7.

The licence for the use of the intellectual property rights shall solely be for the purposes of the conduct of drilling for CBM within China.  Any further exploitation of the intellectual property rights on CBM drilling outside of China will be considered on a case by case basis.  No licence is granted for the use of the intellectual property rights outside of China or in the conduct of any other business.

8.

In consideration for the use of the intellectual property rights, all of the parties, their directors, executive officers and employees agree to be bound by obligations of non-competition, confidentiality and notification of any breach of the intellectual property rights.

9.

The Courts of Queensland Australia are to have the jurisdiction to hear any claims with respect to breach of intellectual property rights.

10.

PACE shall lend the sum of up to AUS$2,500,000.00 to the joint venture company to enable the joint venture company to purchase a rig to undertake the joint venture business. The loan shall be repayable to PACE at ruling bank lending rates over the period to be agreed upon by the parties.

11.

PACE shall pay to the joint venture company the sum of US$100,000 for initial capital and setup of the company.

12.

The parties will further agree as to the entitlement of each them to be reimbursed for expenses and what the parameters are for the determination of the value of profits in the joint venture company to then be shared between the joint venturers.

13.

The Courts of Queensland Australia are to have jurisdiction the determination of any dispute relating to the Joint Venture Agreement.

14.

Each of the parties agrees to retain lawyers in Hong Kong to advise further as to the perfecting of incorporation, if applicable within Mainland China and the formulation of the Joint Venture Agreement.

15.

Each of the parties acknowledges that that the purpose and concept of the Joint Venture is to enable them to further their business interests with the acquisition of new rigs to undertake work on behalf of the Joint Venture in the future.

…………………………..

Nathan Mitchell

Director Mitchell Drilling Contractors Pty Ltd

…………………………..

Director Pacific Asia China Energy Inc

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